Exhibit 10.11

March 16, 2012

Ronald E. F. Codd

Dear Ron:

The Board of Directors (the “Board”) of Veeva Systems, Inc. (the “Company”) is pleased to have you serve as a member of the Board, effective February 15, 2012 (the “Effective Date”). We anticipate that you would also serve as a member of our Audit Committee. We appreciate your willingness to accept this position, and look forward to your valuable contributions.

We will pay you a total annual cash retainer of $45,000, payable in quarterly installments, consisting of: (a) $35,000 for service as a member of the Board and (b) $10,000 for service as a member of our Audit Committee and such other committees of the Board as the Board may recommend. In addition, we will reimburse you for reasonable expenses that you incur in connection with attending meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies. As a Board member, you are responsible for regularly attending scheduled Board and committee meetings in person.

At the next meeting (or action by written consent) of the Board or its Compensation Committee following the date hereof, the Board will grant you an option to purchase 312,500 of shares of the Company’s common stock. The exercise price per share will be determined by the Board or its Compensation Committee, as applicable, when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 20% of the option shares upon the one year anniversary of the Effective Date and the remainder of the option shares shall vest in equal monthly installments over your next 48 months of continuous service with the Company, as described in the applicable Stock Option Agreement. If the Company is subject to a Change in Control (as defined in the Plan) before your service with the Company terminates, then the vested portion of the option shares shall be determined by adding an additional 24 months to your actual service.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or

Ron Codd March 16, 2012 Page 2

actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you are confirming to us that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

I am excited about you joining our Board and look forward to working with you to help make our Company successful.

If you have any questions please do not hesitate to call me at 925-218-2321.

Very truly yours,

VEEVA SYSTEMS, INC.

/s/ Peter Gassner

Peter Gassner

President, Chief Executive Officer, and Director

I have read and accept this offer:

/s/ Ron Codd
Signature of Ron Codd

Dated: 3/16/2012